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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference of our opinion dated February 28, 1995 (May 1, 1995 as to Note 13 and Item 14, Schedules V and VI) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's plan to dispose of United General Title Insurance Company, a wholly-owned subsidiary of the Company) appearing in the Annual Report on Form 10-K, as amended by Amendments 1 and 2, of United Companies Financial Corporation for the year ended December 31, 1994 in the following:
Registration Statement No. 33-15326 on Form S-8 pertaining to the United Companies Financial Corporation 1986 Employee Incentive Stock Option Plan, Registration Statement No. 33-17366 on Form S-8 pertaining to the United Companies Financial Corporation Employees' Savings Plan and Trust, Registration Statement No. 33-29994 on Form S-8 pertaining to the 1989 Stock Incentive Plan and the 1989 Non-Employee Director Stock Option Plan, Registration Statement No. 33-54955 on Form S-8 pertaining to the 1993 Stock Incentive Plan and the 1993 Non-Employee Director Stock Option Plan, Registration Statement No. 33-68626 on Form S-3 pertaining to the registration of 1,951,204 shares of United Companies Financial Corporation Common Stock, Registration Statement No. 33-55227 on Form S-3 pertaining to the registration of $200 million of United Companies Financial Corporation Debt Securities and Preferred Stock, Registration Statement No. 33-52739 on Form S-3 pertaining to the registration of 200,000 shares of United Companies Financial Corporation Common Stock and Registration Statement No. 33-60637 on Form S-3 pertaining to the registration of $200 million of United Companies Financial Corporation Debt Securities and Preferred Stock.



/s/ DELOITTE & TOUCHE LLP

Baton Rouge, Louisiana

June 28, 1995






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